Exhibit 99.01

                                                              Company's Form 8-K
                                                              July 13, 1994

                                                              Page 2

Item 5. Other Events

In May and June 1994, three purported class action lawsuits were filed against the Company and its subsidiaries Commercial Credit corporation, Voyager Guaranty Insurance Company and American Health and Life Insurance Company. Two of such actions, Erkins v. First Franklin Financial Corp., et al and Lawrence v. Commercial Credit Corp., et al., were filed in the Circuit Court, Jefferson County, Alabama. The third action, Princess Nobels v. Associates Corporation of North America, was filed in the U.S. District Court for the Middle District of Alabama. The suits allege, among other things, that the Company's subsidiaries charged excessive premiums on credit life insurance, credit property insurance and nonfiling insurance, and that as a result, the Company and its subsidiaries violated various federal and state laws and regulations. The plaintiffs seek, among other things, compensatory and punitive damages in an unspecified amount. The Company believes it has meritorious defenses to these actions and intends to contest the allegations.

                                                             Company's Form 10-K
                                                             December 31, 1995

                                                             Page 9

Item 3. LEGAL PROCEEDINGS

      For information concerning certain purported class actin lawsuits filed against the Company and certain of its subsidiaries in May and June 1994 and in September 1995, see the descriptions that appear in the second paragraph of page 2 of the Company's filing on Form 8-K dated July 13, 1994, and the first paragraph of page 14 of the Company's filing on Form 10-Q for the third quarter ended September 30, 1995, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-K. In October 1995 and February 1996, two additional purported class actions, entitled McCurdy v. American General Finance and McMahon v. Commercial Credit Corporation, were filed in the U.S. District Court for the Middle District of Alabama and the Circuit Court for Shelby County, Alabama, respectively, on behalf of borrowers who purchased credit life and/or credit property insurance from subsidiaries of the Company, among others, with allegations similar to those in the earlier cases referred to above. Plaintiffs seek unspecified compensatory and punitive damages, among other things. The Company believes it has meritorious defenses to these actions and intends to contest the allegations.